EXHIBIT 10.1

AGREEMENT OF SALE AND PURCHASE
THIS AGREEMENT OF SALE AND PURCHASE ("Agreement") made this 13th day of May, 2015 by and between 14 SYLVAN REALTY L.L.C., a limited liability company organized under the laws of the State of New Jersey, having an address c/o Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837 ("Seller") and GRIFFIN CAPITAL CORPORATION, a corporation organized under the laws of the State of California, having its main office at Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245 ("Purchaser").
In consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
ARTICLE I
DEFINITIONS
Section 1    Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:
"Affiliate" means, with respect to any person or entity, any other person or entity that controls, is controlled by or is under common control with the first such person or entity. As used in this definition, "control" means the ability to control and direct the day-to-day operations and affairs of such person or entity.
"Assignment" has the meaning ascribed to such term in Section 10.3(b) and shall be in the form attached hereto as Exhibit A.
"Authorities" means the various federal, state and local governmental and quasi-governmental bodies or agencies having jurisdiction over the Real Property and Improvements, or any portion thereof.
"Broker" has the meaning ascribed to such term in Section 16.1.
"Business Day" means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.
"Certificate as to Foreign Status" has the meaning ascribed to such term in Section 10.3(d) and shall be in the form attached as Exhibit B.
"Certifying Person" has the meaning ascribed to such term in Section 4.3(a).
"Closing" means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.
"Closing Date" means the date on which the Closing of the transaction contemplated hereby actually occurs.
"Closing Statement" has the meaning ascribed to such term in Section 10.4(a).
"Closing Surviving Obligations" means the rights, liabilities and obligations set forth in Sections 3.2, 5.3, 5.4, 7.1(g), 8.1 (subject to Section 8.3), 8.2, 8.3, 10.4, 10.6, 11.1, 11.2, 12.1, Article XIV, 16.1, 18.2 and 18.8, and any other provisions which pursuant to their terms survives the Closing hereunder.
"Code" has the meaning ascribed to such term in Section 4.3.
"Deed" has the meaning ascribed to such term in Section 10.3(a).
"Division" has the meaning ascribed to such term in Section 18.14(a).
"Documents" has the meaning ascribed to such term in Section 5.2(a).
"Earnest Money Deposit" has the meaning ascribed to such term in Section 4.1.
"Effective Date" means the date on which this Agreement has been executed and delivered by both Seller and Purchaser.
"Environmental Laws" means each and every federal, state, county and municipal statute, ordinance, rule, regulation, code, order, requirement, directive, binding written interpretation and binding written policy pertaining to Hazardous Substances issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertains to or affects the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Purchaser, and as the same have been amended, modified or supplemented from time to time prior to the Effective Date, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Water Act (33 U.S.C. § 1321 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C.

§ 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. § 7401 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (collectively, the "Environmental Statutes"), and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the Environmental Statutes.
"Escrow Agent" means Chicago Title Insurance Company having an office at 725 South Figueroa St., Suite 200, Los Angeles, CA 90017 Attn: Amy Hiraheta.
"Existing Survey" means Seller's existing survey of the Real Property entitled, "Final Asbuilt", dated January 29, 2013 and last revised January 16, 2015, prepared by Louis J. Weber & Associates, Inc.
"Evaluation Period" has the meaning ascribed to such term in Section 5.1.
"Governmental Regulations" means all statutes, ordinances, rules and regulations of the Authorities applicable to Seller or the use or operation of the Real Property or the Improvements or any portion thereof.
"Hazardous Substances" means (a) asbestos, radon gas and urea formaldehyde foam insulation, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, petroleum products or byproducts, polychlorinated biphenyls, phosphates, lead or other heavy metals and chlorine, (c) any solid or liquid waste (including, without limitation, hazardous waste), hazardous air pollutant, hazardous substance, hazardous chemical substance and mixture, toxic substance, pollutant, pollution, regulated substance and contaminant, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws.
"Improvements" means all buildings, structures, fixtures and any other improvements on the Real Property.
"Lease" means that certain Lease Agreement, between Seller, as lessor, and Wyndham Worldwide Operations, Inc., as lessee ("Tenant"), dated August 5, 2011 (the "Lease Agreement"), as guaranteed pursuant to a certain Guaranty of Lease from Wyndham Worldwide Corporation, as guarantor ("Guarantor"), dated August 5, 2011, and as amended by a certain Commencement Date Agreement between Seller and Tenant, dated March 26, 2013, and a certain First Amendment to Lease between Seller and Tenant, dated February 28, 2014, and as to which Lease Agreement a certain Memorandum of Lease between Seller and Tenant, dated October 20, 2011, was recorded on October 25, 2011 in the Morris County Clerk’s Office in Book 21890, Page 1343, and as to which Seller and Tenant executed a certain Memorandum of Lease Termination, dated October 20, 2011.
"Leasing Commission Agreement" means that certain brokerage commission agreement entered into between Parsippany Campus Realty Associates L.L.C. ("PCRA") and Wyndham Vacation Resorts, Inc. (the "Leasing Broker") on February 20, 2007, as amended by letter agreement between Leasing Broker, PCRA and Seller, dated August 5, 2011, and further amended by letter agreement between Leasing Broker and Seller, dated March 26, 2013.
"Licensee Parties" has the meaning ascribed to such term in Section 5.1.
"Licenses and Permits" means, collectively, all of Seller's right, title and interest, to the extent assignable, in and to licenses, permits, certificates of occupancy, approvals and entitlements now or hereafter issued, approved or granted by the Authorities in connection solely with the Real Property and the Improvements, together with all renewals and modifications thereof, but expressly reserving unto Seller or its affiliates all licenses, permits, approvals and entitlements to the extent applicable to any adjoining real property and improvements or any other real property and improvements in the office park in which the Real Property and Improvements are situated other than the Real Property and Improvements, as to which Real Property and Improvements the Seller and its affiliates reserve no licenses, permits, approvals and entitlements other than pursuant to any documents recorded in the land records of Morris County.
"Permitted Outside Parties" has the meaning ascribed to such term in Section 5.2(b).
"Property" has the meaning ascribed to such term in Section 2.1.
"Purchase Price" has the meaning ascribed to such term in Section 3.1.
"Purchaser's Affiliates" means any past, present or future: (i) shareholder, partner, member, manager or owner of Purchaser; (ii) entity in which Purchaser or any past, present or future shareholder, partner, member, manager or owner of Purchaser has or had an interest; (iii) entity that, directly or indirectly, controls, is controlled by or is under common control with Purchaser and (iv) the heirs, executors, administrators, personal or legal representatives, successors and assigns of any or all of the foregoing.
"Purchaser's Information" has the meaning ascribed to such term in Section 5.3(c).
"Real Property" means that certain real property commonly known as 14 Sylvan Way, in the Township of Parsippany-Troy Hills (the "Township"), County of Morris, and State of New Jersey, and identified as Lot 1.13 in Block 202 on the Tax Maps of the Township, and more fully described on Exhibit C annexed hereto and made a part hereof, together with all of Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller’s right, title and interest in and to the adjacent street, alleys and right of ways, and any easement rights, air rights, subsurface development rights and water rights.
"Scheduled Closing Date" means the later of (i) ten (10) Business Days after the expiration of the Evaluation Period, or (ii) June 9, 2015 (or such earlier or later date to which Purchaser and Seller may hereafter agree in writing).
"Seller's Affiliates" means any past, present or future: (i) shareholder, partner, member, manager or owner of Seller; (ii) entity in which Seller or any past, present or future shareholder, partner, member, manager or owner of Seller has or had an interest; (iii) entity that, directly or indirectly, controls, is controlled by or is under common control with Seller and (iv) the heirs, executors, administrators, personal or legal representatives, successors and assigns of any or all of the foregoing.
"Significant Portion" means, for purposes of the casualty provisions set forth in Article XI hereof, loss or damage caused by fire or other casualty to the Real Property and the Improvements or a portion thereof, which is uninsured (other than deductibles) or would entitle the Tenant to terminate the Lease or permanently abate any Rental pursuant to the terms thereof.
"SNDA" has the meaning ascribed to such term in Section 7.2.
"Strict Representations" means only the representations and warranties made by Seller in clauses (a),(b),(c),(f), (g), (i), (k) and (l) of Section 8.1.
"Tenant" has the meaning ascribed to such term in Section 1.1 under the definition of "Lease" or its successors and assigns.
"Termination Surviving Obligations" means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.4, 12.1, Articles XIII and XIV, 16.1, 17.1, 18.2 and 18.8, and any other provisions which pursuant to their terms survive any termination of this Agreement.
"Title Defects" has the meaning ascribed to such term in Section 6.2(a).
"To Seller's Knowledge", or "Knowledge of Seller", or similar use of the word "Knowledge" as it relates to Seller means the present actual (as opposed to constructive or imputed) knowledge solely of (i) James Corrigan, Vice President of Property Management for Mack-Cali Realty Corporation, and (ii) Ricardo Cardoso, Vice President of Investments for Mack-Cali Realty Corporation, without any independent investigation or inquiry whatsoever.
Section 1.2    References: Exhibits and Schedules. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words "herein," "hereof," "hereinafter" and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.
ARTICLE II
AGREEMENT OF PURCHASE AND SALE
Section 2.1    Agreement. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (collectively, the "Property"):
(a)    the Real Property;
(b)    the Improvements;
(c)    all of Seller's right, title and interest as lessor in and to the Lease;
(d)    to the extent assignable, the Licenses and Permits; and
(e)    all of Seller's right, title and interest, to the extent assignable or transferable, in and to all other intangible rights, titles, interests, privileges and appurtenances owned by Seller and related to or used exclusively in connection with the ownership, use or operation of the Real Property and/or the Improvements including but not limited to any assignable warranties with respect to the Improvements ("Warranties").
No personal property or service contracts are included in this sale.
Section 2.2     Indivisible Economic Package. Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

ARTICLE III
CONSIDERATION
Section 3.1    Purchase Price. The purchase price for the Property (the "Purchase Price") shall be Eighty-one Million Four Hundred Thousand Dollars ($81,400,000.00) in lawful currency of the United States of America, payable as provided in Section 3.3.
Section 3.2    Assumption of Obligations. As additional consideration for the purchase and sale of the Property, at Closing Purchaser will assume all of the covenants and obligations of Seller pursuant to the Lease, Leasing Commission Agreement, and Licenses and Permits, as more fully set forth in this Agreement.
Section 3.3    Method of Payment of Purchase Price. No later than 12:00 noon Pacific Time on the Closing Date, Purchaser shall pay the Purchase Price (less the Earnest Money Deposit), together with all other costs and amounts to be paid by Purchaser at the Closing pursuant to the terms of this Agreement ("Purchaser's Costs"), by Federal Reserve wire transfer of immediately available funds to the account of Escrow Agent. Escrow Agent, following written authorization by the parties at Closing, which shall be given prior to 1:00 p.m. Pacific Time on the Closing Date, shall (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price, less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, (ii) pay to the appropriate payees, out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (iii) pay Purchaser's Costs to the appropriate payees at Closing pursuant to the terms of this Agreement.
ARTICLE IV
EARNEST MONEY DEPOSIT
AND ESCROW INSTRUCTIONS
Section 4.1    The Earnest Money Deposit. Within five (5) Business Days after the Effective Date, Purchaser shall deposit with the Escrow Agent, by Federal Reserve wire transfer of immediately available funds, the sum of One Million Dollars ($1,000,000.00) as an earnest money deposit on account of the Purchase Price (the "Earnest Money Deposit"). TIME IS OF THE ESSENCE with respect to the deposit of the Earnest Money Deposit.
Section 4.2    Escrow Instructions. The Earnest Money Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account, in accordance with the provisions of Article XVII. If, prior to the expiration of the Evaluation Period, Purchaser elects to waive its right to allow this Agreement to automatically terminate at the end of the Evaluation Period, in accordance with Section 5.3(c), then the Earnest Money Deposit and the interest earned thereon shall become non-refundable to Purchaser, except in certain limited circumstances expressly set forth elsewhere in this Agreement. In the event Purchaser allows this Agreement to automatically terminate at the expiration of the Evaluation Period in accordance with Section 5.3(c), the Earnest Money Deposit, together with all interest earned thereon, shall be refunded to Purchaser.
Section 4.3    Designation of Certifying Person. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the "Code"), and any related reporting requirements of the Code, the parties hereto agree as follows:
(a)    Provided the Escrow Agent shall execute a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Purchaser shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the "Certifying Person"). If the Escrow Agent refuses to execute a statement pursuant to which it agrees to be the Certifying Person, Seller and Purchaser shall agree to appoint another third party as the Certifying Person.
(b)    Seller and Purchaser each hereby agree:
(i)to provide to the Certifying Person all information and certifications regarding such party, as reasonably requested by the Certifying Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and
(ii)to provide to the Certifying Person such party's taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Certifying Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Certifying Person is correct.
ARTICLE V
INSPECTION OF PROPERTY
Section 5.1    Evaluation Period. For a period ending at 4:00 p.m. Pacific Time on the thirtieth (30th) day after the Effective Date (the "Evaluation Period"), Purchaser and its authorized agents and representatives (for purposes of this Article V, the "Licensee Parties") shall have the right to perform inspections of the Property, subject, however, to, and in accordance with, the terms and conditions of this Article V and the rights of Tenant under the Lease. Purchaser shall not enter upon the Property without first (i) notifying Seller in writing of the date and time of its intended entry, the purpose for which such entry is desired, and the consultants, if any, who shall make such entry, and (ii) receiving from Seller its written consent to allow such entry, which consent shall not be unreasonably withheld, conditioned or delayed. Upon receipt of such notice, Seller shall promptly communicate with Tenant in order to obtain Tenant’s consent to such entry to the extent required under the Lease and to otherwise coordinate such entry with Tenant and to satisfy landlord’s prior notice obligations and any other preconditions to such entry as may be contained in the Lease. Purchaser shall not communicate with or contact Tenant or Guarantor unless a representative of Seller shall be included in the communication and/or contact. Purchaser shall not communicate with any of the Authorities without the prior written consent of Seller, which will not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained herein, no physical testing or sampling shall be conducted upon the Real Property without Seller's specific prior written consent, which will not be unreasonably withheld, conditioned or delayed. Purchaser will provide to Seller notice of the intention of Purchaser or the other Licensee Parties to conduct such physical sampling or testing at least three (3) Business Days prior to such intended sampling or testing, which notice shall set forth the testing or sampling contemplated to be made. At Seller's option, Seller and/or its consultants may be present for any such testing or sampling and may require that such testing or sampling be done during normal business hours. TIME IS OF THE ESSENCE with respect to the provisions of this Section 5.1.
Section 5.2    Document Review.
(a)    Prior to the Effective Date, Purchaser has had the opportunity to review the Lease as posted in Broker’s on-line data room (the "Data Room"). In addition, during the Evaluation Period, Purchaser and the Licensee Parties shall have the right to review and inspect, at Purchaser’s sole cost and expense, all of the following which, to Seller’s Knowledge, are in Seller’s possession or control (collectively, the "Documents"): the Lease, all existing environmental reports and studies of the Real Property (which Purchaser shall have the right to have updated at Purchaser’s sole cost and expense), real estate tax bills, together with assessments (special or otherwise), ad valorem and personal property tax bills covering the period of Seller’s ownership of the Property; engineering reports and studies; the Leasing Commission Agreement; and the Licenses and Permits. The Documents shall be available through the Data Room or for inspection (and copying) at Seller’s offices. Purchaser shall not have the right to review or inspect materials not directly related to the leasing, maintenance and/or management of the Property, including, without limitation, Seller's internal memoranda, financial projections, budgets, appraisals, proposals for work not actually undertaken, accounting and tax records and similar proprietary, elective or confidential information.
(b)    Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and are being provided to Purchaser solely to assist Purchaser in determining the desirability of purchasing the Property. Subject only to the provisions of Article XII, Purchaser agrees not to disclose the contents of the Documents or any of the provisions, terms or conditions contained therein to any party outside of Purchaser’s organization other than its attorneys, partners, accountants, Licensee Parties or lenders (collectively, for purposes of this Section 5.2(b), the "Permitted Outside Parties"). Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Documents will be disclosed and exhibited only to those persons within Purchaser’s organization or within the Permitted Outside Parties who are involved in the determination of the desirability of Purchaser's acquisition of the Property. Purchaser agrees not to divulge the contents of such Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Article XII. In permitting Purchaser and the Permitted Outside Parties to review the Documents and other information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller, and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver.
(c)    Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller’s ownership of the Property. PURCHASER HEREBY ACKNOWLEDGES THAT EXCEPT AS MAY BE EXPRESSLY SET FORTH ELSEWHERE IN THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR THE SOURCES THEREOF. EXCEPT AS MAY BE EXPRESSLY SET FORTH ELSEWHERE IN THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS, SELLER HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS AND IS PROVIDING THE DOCUMENTS SOLELY AS AN ACCOMMODATION TO PURCHASER.
Section 5.3    Entry and Inspection Obligations; Termination of Agreement.
(a)    Purchaser agrees that in inspecting or examining the Property, Purchaser and the other Licensee Parties will not breach the Lease or unreasonably interfere with the use and occupancy of the Property by Tenant; damage any part of the Property or the property of Tenant; injure or otherwise cause bodily harm to Seller or Tenant or any of their respective agents, consultants and employees, or to any other person or entity; permit any liens to attach to the Real Property by reason of the exercise of

Purchaser’s rights under this Article V; or reveal or disclose any information obtained concerning the Property and the Documents to anyone outside Purchaser’s organization, except in accordance with the confidentiality standards set forth in Section 5.2(b) and Article XII. Purchaser will (i) maintain commercial general liability (occurrence) insurance on terms and in amounts reasonably satisfactory to Seller, and Workers’ Compensation insurance in statutory limits for its employees (if any), and, if Purchaser or any Licensee Party performs any physical inspection or sampling at the Real Property in accordance with Section 5.1, then Purchaser or such Licensee Party shall maintain errors and omissions insurance and contractor’s pollution liability insurance on terms and in amounts reasonably acceptable to Seller, and, in the case of the commercial general liability insurance and the errors and omissions insurance, insuring Seller, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation, Tenant, Guarantor, and such other parties as Seller shall reasonably request as additional insureds, covering any accident or event arising in connection with the presence of Purchaser or the other Licensee Parties on the Real Property or Improvements, and deliver evidence of insurance verifying such coverage to Seller prior to entry upon the Real Property or Improvements. Purchaser further agrees that in inspecting or examining the Property, Purchaser shall (i) promptly pay when due the costs of all inspections, examinations, testing and sampling done with regard to the Property; (ii) cause any inspection, examination, testing or sampling to be conducted in accordance with standards customarily employed in the industry and in compliance with all Governmental Regulations; (iii) upon Seller's written request, furnish to Seller copies of any studies, reports or test results received by Purchaser regarding the Property; and (v) restore the Real Property and Improvements as near as possible to the condition in which the same were found before any such examination, testing or sampling was undertaken.
(b)    Purchaser hereby indemnifies, defends and holds Seller, Tenant and Guarantor and their respective partners, members, agents, directors, officers, employees, successors and assigns, harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations to third parties, together with all losses, penalties, costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys’ fees) (collectively, "Losses"), to the extent arising out of any inspections, investigations, examinations, sampling or tests conducted by Purchaser or any of the Licensee Parties with respect to the Property or any violation of the provisions of this Section 5.3, but excluding any Losses arising from the discovery of pre-existing conditions.
(c)    In the event that Purchaser determines, after its inspection of the Documents and Real Property and Improvements, that it does not want to proceed with the transaction as set forth in this Agreement, for any reason or no reason, Purchaser shall have the right to allow this Agreement to automatically terminate at the expiration of the Evaluation Period. Unless Purchaser provides written notice to Seller and Escrow Agent prior to the expiration of the Evaluation Period, WITH TIME BEING OF THE ESSENCE WITH RESPECT THERETO, that Purchaser is waiving its right to allow this Agreement to terminate pursuant to this Section 5.3(c), this Agreement shall automatically terminate at the end of the Evaluation Period. In the event Purchaser allows this Agreement to terminate in accordance with this Section 5.3(c), or if this Agreement is terminated in accordance with any other provision of this Agreement that expressly provides Purchaser with the right to do so, Purchaser shall receive a prompt refund of the Earnest Money Deposit, together with all interest which has accrued thereon, and except with respect to the Termination Surviving Obligations, this Agreement shall be null and void and the parties shall have no further obligations to each other under this Agreement. In the event this Agreement terminates for any reason, Purchaser shall promptly return to Seller all copies Purchaser has made of the Documents and, upon written request from Seller, Purchaser shall promptly deliver to Seller copies of any studies, reports or test results regarding any part of the Property obtained by Purchaser in connection with Purchaser’s inspection of the Property (collectively, "Purchaser’s Information").
Section 5.4    Sale "As Is". THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER. THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS THE RIGHT TO CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. EXCEPT FOR THE MATTERS EXPRESSLY REPRESENTED IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER'S AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE. ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.4 ARE LIMITED BY AND SUBJECT TO ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS.
SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER, AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR

SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS MAY BE EXPRESSLY SET FORTH TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS," WITH ALL FAULTS. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER'S CONSULTANTS IN PURCHASING THE PROPERTY. PURCHASER HAS BEEN GIVEN A SUFFICIENT OPPORTUNITY HEREIN TO CONDUCT AND HAS CONDUCTED OR WILL CONDUCT SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS AS PURCHASER DEEMS NECESSARY, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER (EXCLUDING THE LIMITED MATTERS EXPRESSLY REPRESENTED BY SELLER IN SECTION 8.1 HEREOF OR IN THE CLOSING DOCUMENTS) NOR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, MEMBER OR ATTORNEY OF SELLER. PURCHASER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY PURCHASER WAS OBTAINED FROM A VARIETY OF SOURCES, AND SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER (EXCLUDING ANY SUCH MATTERS THAT MAY BE EXPRESSLY REPRESENTED BY SELLER IN SECTION 8.1 HEREOF OR IN THE CLOSING DOCUMENTS). UPON CLOSING, PURCHASER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS AND INVESTIGATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, SELLER WILL SELL AND CONVEY TO PURCHASER, AND PURCHASER WILL ACCEPT THE PROPERTY, "AS IS, WHERE IS," WITH ALL FAULTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY EMPLOYEE, REAL ESTATE BROKER, AGENT, OR OTHER PERSON OR ENTITY, UNLESS THE SAME ARE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR INCORPORATED HEREIN BY REFERENCE. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE "AS IS, WHERE IS" NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND UNDERSTANDS THEIR SIGNIFICANCE AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.
IF PURCHASER GIVES NOTICE THAT PURCHASER IS WAIVING ITS RIGHT TO ALLOW THIS AGREEEMENT TO TERMINATE PURSUANT TO SECTION 5.3(c) HEREOF, THEN PURCHASER AND PURCHASER’S AFFILIATES HEREBY FURTHER COVENANT AND AGREE NOT TO SUE SELLER AND SELLER’S AFFILIATES AND RELEASE SELLER AND SELLER’S AFFILIATES OF AND FROM AND WAIVE ANY CLAIM OR CAUSE OF ACTION, INCLUDING WITHOUT LIMITATION ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION, THAT PURCHASER OR PURCHASER’S AFFILIATES MAY HAVE AGAINST SELLER OR SELLER’S AFFILIATES UNDER ANY ENVIRONMENTAL LAW, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY AT OR PRIOR TO THE TIME OF THE EXPIRATION OF THE EVALUATION PERIOD, INCLUDING,WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, OR BY VIRTUE OF ANY COMMON LAW RIGHT, NOW EXISTING OR HEREAFTER CREATED, RELATED TO ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL MATTERS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY. IF PURCHASER CLOSES THIS TRANSACTION, THEN PURCHASER AND PURCHASER’S AFFILIATES HEREBY FURTHER COVENANT AND AGREE NOT TO SUE SELLER AND SELLER’S AFFILIATES AND RELEASE SELLER AND SELLER’S AFFILIATES OF AND FROM AND WAIVE ANY CLAIM OR CAUSE OF ACTION, INCLUDING

WITHOUT LIMITATION ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION, THAT PURCHASER OR PURCHASER’S AFFILIATES MAY HAVE AGAINST SELLER OR SELLER’S AFFILIATES UNDER ANY ENVIRONMENTAL LAW, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, OR BY VIRTUE OF ANY COMMON LAW RIGHT, NOW EXISTING OR HEREAFTER CREATED, RELATED TO ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL MATTERS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY. THE TERMS AND CONDITIONS OF THIS SECTION 5.4 WILL EXPRESSLY SURVIVE ANY SUBSEQUENT TERMINATION OF THIS AGREEMENT OR THE CLOSING, AS THE CASE MAY BE, AND WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE DEED AS FULLY AS IF SET FORTH AT LENGTH THEREIN.
Section 5.5    Tenant Interview.  After the Effective Date of this Agreement, Seller shall use commercially reasonable efforts to arrange an interview, to occur no later than three (3) days prior to the expiration of the Evaluation Period, between the Purchaser and a representative(s) of the Tenant with specific knowledge of the operations of the Tenant at the Property and the strategic importance of the location to the overall operations of the Tenant. Seller shall have a right to have a representative present during any and all Tenant interviews. In the event that Seller is unable to arrange a Tenant interview by the deadline set forth above, and Purchaser does not allow this Agreement to automatically terminate pursuant to Section 5.3(c) above, then Seller shall be deemed to have satisfied its obligation in this Section 5.5.
ARTICLE VI
TITLE MATTERS
Section 6.1    Survey. Purchaser acknowledges receipt of the Existing Survey. Any modification, update or recertification of the Existing Survey shall be at Purchaser’s election and sole cost and expense.
Section 6.2    Title Review.
(a)    Not later than that date which is three (3) Business Days prior to the expiration of the Evaluation Period (the "Title Objection Date"), Purchaser may provide Seller with a copy of a title insurance commitment (the "Title Commitment") issued by Escrow Agent and an updated survey of the Real Property and Improvements, together with a written notice objecting to any exceptions, encumbrances or other matters set forth in the Title Commitment or on the updated survey (any such defects, encumbrances or other matters to which Purchaser objects in writing prior to the Title Objection Date are called herein "Title Defects"). (For the avoidance of doubt, all matters shown on the Existing Survey are conclusively deemed to be acceptable to Purchaser.) In the event Seller does not receive written notice of any Title Defects by the Title Objection Date, TIME BEING OF THE ESSENCE, then Purchaser will be deemed to have accepted the exceptions to title set forth on the Title Commitment and all matters set forth on the updated survey as permitted exceptions ("Permitted Exceptions"). In addition, Purchaser agrees that, at Closing, title to the Property shall be subject to a certain Amendment to Amended and Restated Cross-Easement Agreement, between Seller and The GC Net Lease (Parsippany) Investors, LLC, with respect to a certain Amended and Restated Cross-Easement Agreement, dated February 28, 2014, and recorded in the Somerset County Clerk’s Office on March 11, 2014 in Book 22503, Page 1144 (the "Cross-Easement Agreement"), such Amendment to be in the form annexed hereto and made a part hereof as Exhibit F (the "Cross-Easement Amendment").
(b)    After the Title Objection Date, if the Escrow Agent raises any new exception to title to the Real Property, Purchaser’s counsel shall have five (5) Business Days after he or she receives notice of such exception (the "New Objection Date") to provide Seller with written notice if Purchaser objects to such new exception, in which event such new exception shall constitute a Title Defect and the Scheduled Closing Date shall be extended as necessary to afford Seller and Purchaser the consideration and response periods contemplated by Section 6.3(a) and as otherwise contemplated therein. In the event Seller does not receive notice of such new exception by the New Objection Date, TIME BEING OF THE ESSENCE, Purchaser will be deemed to have accepted the new exception as a Permitted Exception.
(c)    All taxes, water rates or charges, sewer rents and assessments, plus interest and penalties thereon, which on the Closing Date are liens against the Real Property and which Seller is obligated to pay and discharge will be credited against the Purchase Price (subject to the provision for apportionment of taxes, water rates and sewer rents herein contained) and shall not be deemed a Title Defect. In addition, inasmuch as the payment of such items is the Tenant’s responsibility, and such items constitute additional rent under the Lease, after the Closing such sums shall be treated as Delinquent Rental pursuant to Section 10.4 below. If on the Closing Date there shall be security interests filed against the Real Property, such items shall not be Title Defects if (i) the personal property covered by such security interests is no longer in or on the Real Property, (ii) such personal property is owned or leased by the Tenant, or (iii) the security interest was filed more than five (5) year prior to the Closing Date and was not renewed.

(d)    If on the Closing Date the Real Property shall be affected by any lien which Seller has elected to attempt to remove or is otherwise obligated to remove pursuant to the express provisions of this Agreement, then Seller shall not be required to discharge or satisfy the same of record provided that Escrow Agent either omits the lien as an exception from the Title Commitment or insures against collection thereof from out of the Real Property, and a credit is given to Purchaser for the recording charges for a satisfaction or discharge of such lien.
(e)    No franchise, transfer, inheritance, income, corporate or other tax open, levied or imposed against Seller or any former owner of the Property, that may be a lien against the Property on the Closing Date, shall be an objection to title if the Escrow Agent insures against collection thereof from or out of the Real Property and/or the Improvements, and provided further that Seller deposits with the Escrow Agent a sum of money or a parental guaranty reasonably sufficient to secure a release of the Property from the lien thereof. If a search of title discloses judgments, bankruptcies, or other returns against other persons having names the same as or similar to that of Seller, Seller will deliver to Purchaser an affidavit stating that such judgments, bankruptcies or other returns do not apply to Seller, and such search results shall not be deemed Title Defects.
Section 6.3    Title Defect.
(a)    In the event Seller receives notice of any Title Defect within the time periods required under Section 6.2 above ("Title Defect Notice"), Seller shall notify Purchaser within ten (10) days after receiving the Title Defect Notice whether Seller will attempt to remove the Title Defect, in which event the Scheduled Closing Date shall be extended to the extent reasonably necessary for up to thirty (30) days. If Seller (i) fails to so notify Purchaser within such ten (10) day period that it elects to attempt to remove the Title Defect, (ii) notifies Purchaser within such period that it will not attempt to remove such title Defect, or (iii) having elected to attempt to do so, Seller is unable to effect such cure within the thirty (30) day extension period set forth above, then Purchaser shall have the right, by written notice given to Seller within five (5) days after receiving Seller’s notice of its election not to remove the Title Defects (or, if no such notice is given, within five (5) days after the expiration of the ten (10) day period in which Seller had the right to elect to attempt to remove the Title Defects), or, if applicable, within five (5) days after the expiration of the thirty (30) day extension period, to (x) waive the Title Defect and close title in accordance with the provisions of this Agreement on the Scheduled Closing Date (if the Scheduled Closing Date is then being extended pursuant to this Section 6.3, then the extension shall end, and the Scheduled Closing Date shall occur, on the fifth (5th) Business Day after giving written notice of such waiver to Seller), or (y) terminate this Agreement, in which case Purchaser shall receive a prompt refund of the Earnest Money Deposit, together with all interest which has accrued thereon, and except with respect to the Termination Surviving Obligations, this Agreement shall be null and void and the parties shall have no further obligations to each other under this Agreement. If Purchaser fails to elect to terminate this Agreement by notice given to Seller within such five (5) day period, then Purchaser shall be deemed to have waived such Title Defect, and Purchaser shall close title in accordance with the provisions of this Agreement on the Scheduled Closing Date (if the Scheduled Closing Date is then being extended pursuant to this Section 6.3, then the extension shall end, and the Scheduled Closing Date shall occur, on the fifth (5th) Business Day after the expiration of such five (5) day period).
(b)    Notwithstanding any provision of this Article VI to the contrary, Seller shall be obligated to cure exceptions to title to the Property, in the manner described above, relating to liens and security interests securing any financings of Seller, and any mechanic’s liens resulting from work at the Property commissioned by Seller or a Seller Affiliate; provided, however, that any such mechanic’s lien may be cured by bonding in accordance with New Jersey law.
ARTICLE VII
INTERIM OPERATING COVENANTS AND ESTOPPELS
Section 7.1    Interim Operating Covenants.
(a)    From the Effective Date until Closing, Seller shall continue to perform its obligations and enforce its rights and Tenant’s obligations under the Lease in the ordinary course of Seller’s business and substantially in accordance with Seller’s past and present practice.
(b)    From the Effective Date until the Closing, Seller shall not take any of the following actions without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned prior to the expiration of the Evaluation Period, and, thereafter, in Purchaser’s sole and absolute discretion, and which consent shall be deemed granted in the event that Purchaser fails to respond to a written request for its consent within ten (10) Business Days: (i) make or permit to be made any material alterations to or upon the Property; provided, however, Purchaser’s consent shall not be required for repairs or other work if the repairs or other work are of an emergency nature, or are required by law, or are permitted to be made by Tenant or required to be made by Seller under the Lease; provided, however, that in any of such events, Seller shall notify Purchaser of such work as soon as practicable; (ii) enter into any contracts for the provision of services and/or supplies to the Property which are not terminable without premium or penalty by Purchaser upon no more than thirty (30) days’ prior written notice; (iii) enter into any leases, licenses, or other occupancy agreements with respect to the Property or any part thereof, or extend (except pursuant to a provision of the Lease), terminate or cancel (except in the event of a Tenant default), or otherwise amend the Lease (except pursuant to a provision of the Lease that specifically contemplates or requires such amendment and except for a certain Second

Amendment to the Lease in the form annexed hereto and made a part hereof as Exhibit I; the "Second Amendment"); (iv) remove or permit the removal from the Property of any fixtures, mechanical equipment, or any other item included in the Property except when (a) replaced with items of equal or greater quality, or (b) permitted to be removed by Tenant under the Lease (provided, however, that Seller shall not be in default of this Agreement if Tenant removes any such item in violation of the Lease, as long as Seller uses commercially reasonable efforts to enforce the Lease against Tenant, but such violation shall constitute the failure of a condition precedent to Closing); or (v) grant any easements or title encumbrances that will affect the Property or any portion thereof after the Closing Date.
(c)    Seller agrees that from the date of this Agreement to the Closing Date, Seller shall: (i) at its expense, continue to perform in all material respects its obligations as landlord under the Lease; (ii) not mortgage any part of the Property; (iii) not make any commitment or incur any liability to any labor union, through negotiations or otherwise with respect to the Property, except in connection with emergency repairs or other emergency work.
(d)    Seller agrees that from the date of this Agreement until the earlier of (i) the Closing or (ii) July 19, 2015, Seller shall maintain in full force and effect an all-risk casualty insurance policy for the Property and all improvements thereon, in substantially the same form as currently maintained.
(e)    Promptly after receipt, Seller shall provide Purchaser with true and complete copies of any written notices that Seller receives from any Authorities with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property or any portion thereof; or (iii) any material violation of any environmental law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon the giving or receipt thereof by Seller, true and complete copies of any written notices of default or potential default or other material issue given or received by Seller under the Lease.
(f)    Seller will advise Purchaser promptly of any suit, action, arbitration, or legal or other proceeding or governmental investigation which is instituted after the Effective Date and which concerns or affects Seller or the Property, other than any such matters (such as slip and fall and similar claims) that are covered by Seller’s insurance.
(g)    If, prior to the expiration of the Evaluation Period, Purchaser has given written notice to Seller that Purchaser is waiving its right to allow this Agreement to terminate pursuant to Section 5.3(c) hereof, then promptly thereafter Seller shall commence and diligently follow any process that is required by any material and/or service provider that, to Seller’s Knowledge, has provided an assignable Warranty to Seller that is in Seller’s possession or control, to obtain such provider’s written consent to the assignment of such Warranty to Purchaser; provided, however, that Seller shall not be required to complete the process until after the Closing, as long as it is completed within 120 days after the Closing. The obligations of Seller under this Section 7.1(g) shall survive the Closing. To the extent that any work on the roof is required as a pre-condition to receiving the Warranty provider’s approval of the transfer of the Warranty, then Seller shall cause such work to be promptly completed at either its own expense, the expense of the provider of the roof Warranty, and/or the expense of Tenant (to the extent that the cost of such work is Tenant’s liability under the Lease); provided that to the extent that such cost is Tenant’s liability under the Lease, and the work is not completed or the bills therefor received until after the Closing, then Purchaser shall bill Tenant for such cost within ten (10) Business Days after Purchaser receives an invoice for such costs from Seller, and Purchaser shall remit payment of such costs to Seller within ten (10) Business Days after it receives payment from Tenant.
Section 7.2    Estoppels and SNDA. (a) It will be a condition precedent to Closing that Seller obtain (i) from Tenant an executed estoppel certificate in the form, or limited to the substance, prescribed by the Lease (the "Estoppel Certificate"), and (ii) from the office park maintenance association (the "Association") that has jurisdiction over the Real Property and Improvements pursuant to a recorded Declaration, an executed estoppel certificate in form and substance reasonably satisfactory to Purchaser (the "Association Estoppel"). If, on or before twenty-five days prior to the Scheduled Closing Date, Seller has been unable to obtain the Purchaser’s Estoppel as defined in Section 7.2(b) below, then Seller shall use commercially reasonable efforts (which, for the avoidance of doubt, do not include the obligation to pay any amounts, incur any obligations or liabilities or initiate any legal action) to have Tenant execute the Estoppel Certificate. Seller shall not be in default of its obligations hereunder if Tenant fails to deliver the Estoppel Certificate or the Association fails to deliver the Association Estoppel, or the Tenant or Association delivers an estoppel certificate which is not in accordance with this Agreement, but such failure shall constitute the failure of a condition precedent to Purchaser’s obligation to complete the purchase of the Property. In such event, Purchaser shall receive a prompt refund of the Earnest Money Deposit, together with all interest which has accrued thereon, and except with respect to the Termination Surviving Obligations, this Agreement shall be null and void and the parties shall have no further obligations to each other under this Agreement.
(b)    Within five (5) Business Days after the Effective Date, Seller shall request that (i) Tenant execute and deliver an estoppel certificate in the form attached hereto as Exhibit G (the "Purchaser’s Estoppel"), and (ii) Guarantor execute and deliver a guarantor estoppel certificate in the form attached hereto as Exhibit J (the "Guarantor Estoppel"). Additionally, if requested by Purchaser prior to the end of the Evaluation Period, Seller shall request that Tenant execute and deliver a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit H (the "SNDA"). Seller shall use commercially reasonable efforts (which, for the avoidance of doubt, do not include the obligation to pay any amounts, incur any obligations or liabilities or initiate any legal action) to have Tenant execute the Purchaser’s Estoppel and (if requested) SNDA and have Guarantor execute the Guarantor Estoppel; provided, however, the Scheduled Closing Date shall not be delayed, and Purchaser’s obligations to close title shall not be affected, by Tenant’s failure to execute and deliver the Purchaser’s Estoppel or SNDA and/ or Guarantor’s failure to execute and deliver the Guarantor Estoppel. If Tenant executes and delivers the Purchaser’s Estoppel, it shall be deemed to constitute the satisfaction of the condition precedent that Seller deliver the Estoppel Certificate described in Section 7.2(a) above.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
Section 8.1    Seller’s Representations and Warranties. Subject to the limitations set forth below in this Section 8.1 and in Section 8.3 of this Agreement, the following constitute the sole representations and warranties of Seller to Purchaser, which representations and warranties shall be true and accurate in all material respects as of the Effective Date and the expiration of the Evaluation Period and, solely with respect to the Strict Representations, as of the Scheduled Closing Date:
(a)    Status. Seller is a limited liability company, duly organized and validly existing under the laws of the State of New Jersey.
(b)    Authority. Seller possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law, has obtained all necessary consents, to execute and deliver this Agreement and will, by Closing, have taken all actions required by its organizational documents and the law applicable to such documents to consummate the transactions contemplated by this Agreement. This Agreement and the Seller’s Closing Documents (hereinafter defined) are, or will be when executed and delivered by Seller, legally binding on, and enforceable against, Seller, in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.
(c)    Non-Contravention. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.
(d)    Suits and Proceedings. To Seller’s Knowledge, there are no legal actions, suits or similar proceedings pending and served, or threatened in writing against Seller or the Property which (i) are not adequately covered by existing insurance and (ii) if adversely determined, would have a material adverse effect on (x) the continued operation of the Property as currently operated, (y) Seller’s ability to consummate the transactions contemplated hereby, or (iii) the value of the Property.
(e)    Environmental Reports. The copies of the environmental reports and studies that Seller shall make available to Purchaser and/or its consultants for review pursuant to Section 5.2 above constitute all of the environmental reports and studies that Seller has in its possession or control with respect to the Real Property. Seller makes no representation or warranty, however, as to the accuracy or completeness of the content of such reports or studies or as to whether Purchaser has the legal right to rely on such reports or studies.
(f)     Leasing Commission Agreements. A true, correct and complete copy of the Leasing Commission Agreement has been made available to Purchaser and shall continue to be available to Purchaser for review pursuant to Section 5.2 of this Agreement. The Leasing Commission Agreement constitutes the only brokerage agreement in effect with respect to the Lease.
(g)    Non-Foreign Entity. Seller is not a "foreign person" or "foreign corporation" as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(h)    Tenant and Lease; Bus Service Agreement. The Tenant is the only tenant of the Property. To Seller’s Knowledge: (i) the Lease constitutes all of the agreements between Seller and the Tenant or Guarantor with respect to the Tenant’s use and occupancy of the Property, and (ii) Seller has made available to Purchaser, and will make available to Purchaser in accordance with Section 5.2, a true, accurate and complete copy of the Lease for review and copying by Purchaser. In addition to the Lease, the Real Property is affected by a certain Bus Service & Bus Stop/Bus Shelter License between Tenant, as licensor, and New Jersey Transit Corporation, as licensee, dated December 17, 2012.
(i)    Service Contracts. Seller is not a party to any service contract that might affect the Real Property after the Closing.
(j)    Anti-Terrorism. Neither Seller, nor any member of Seller nor any of their respective officers, directors, or members is named by any Executive Order of the United States Treasury Department as a terrorist, a "Specially Designated National and Blocked Person," or any other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (collectively, an "Identified Terrorist".) Seller is not engaging in this transaction on the behalf of any Identified Terrorist.
(k)     Knowledge. James Corrigan, Vice President of Property Management for Mack-Cali Realty Corporation and Ricardo Cardoso, Vice President of Investments for Mack-Cali Realty Corporation, are the primary Seller representatives having direct knowledge of the operation and condition of the Property and the facts and circumstances with respect to which the representations and warranties are made in this Agreement.
(l)    Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.
(m)    ISRA. Seller has no Knowledge that the Real Property has been used to refine, produce, store, handle, transfer or process any Hazardous Substances, except as disclosed in the Environmental Reports or as permitted under the Lease and except as customarily occurs in connection with the construction, use and operation of commercial office buildings and associated improvements.     The term "Environmental Reports" means the reports and studies referenced in clause (e) of Section 8.1.
(n)    Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, has been threatened in writing, against Seller.
(o)    Condemnation. Seller has received no written notice from any governmental authority of any pending or contemplated condemnation affecting the Property.
(p)     Taxes and Assessments. Seller has not filed, and has not retained anyone to file, an appeal of the real property tax assessments against the Property.
(q)    Cost-Sharing Agreements. To Seller’s Knowledge, there exist no unrecorded cost-sharing agreements burdening either Seller or the Property that will survive the Closing (other than the Cross-Easement Agreement as amended by the Cross-Easement Amendment).
If, before the expiration of the Evaluation Period, Seller acquires Knowledge of any fact or condition which constitutes a material change in any of the representations and warranties set forth in Section 8.1, Seller shall (a) promptly notify Purchaser in writing of such fact or condition, and (b) have the right to cure such fact or condition before the Closing, and the existence of such fact or condition shall not be a ground for Purchaser terminating this Agreement, provided that (i) Seller, promptly, after discovering the fact or condition, assures Purchaser in writing that Seller is capable of curing, and intends to cure, such fact or condition prior to the Closing and (ii) Seller acts diligently to cure the fact or condition and completes such cure prior to the Scheduled Closing Date. Subject to Seller’s right to cure as set forth in the preceding sentence, provided a material change in any representation or warranty is not the result of the willful breach of this Agreement by Seller and does not relate to a Strict Representation, Purchaser’s exclusive remedy upon being advised of any material change in the representations and warranties shall be the termination of this Agreement. If Purchaser desires to terminate this Agreement due to a material change in any representation or warranty, Purchaser shall notify Seller within five (5) Business Days after receipt of a notice from Seller advising of any such change, whereupon, the Earnest Money Deposit shall be returned to Purchaser and, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. For the avoidance of doubt, Purchaser shall have no right to terminate this Agreement on account of (and Seller shall have no liability in connection with) any change in a representation or warranty occurring after the expiration of the Evaluation Period, unless the change relates to a Strict Representation or is caused by a willful breach of this Agreement by Seller.
Section 8.2    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller the following:
(a)    Status. Purchaser is a duly organized and validly existing corporation under the laws of the State of California.
(b)    Authority. The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and this Agreement constitutes the legal, valid and binding obligation of Purchaser.
(c)    Non-Contravention. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

(d)    Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.
(e)    Anti-Terrorism. Neither Purchaser, nor any officer, director, shareholder, partner, investor or member of Purchaser is an Identified Terrorist. Purchaser is not engaging in this transaction on the behalf of, either directly or indirectly, any Identified Terrorist.
Section 8.3    Survival of Representations, Warranties and Covenants. The representations and warranties of Seller set forth in Section 8.1 or elsewhere in this Agreement will survive the Closing for a period of nine (9) months, after which time they will merge into the Deed. Purchaser will not have any right to bring any action against Seller as a result of any breach of such representations or warranties unless and until the aggregate amount of all liabilities and losses arising out of all such breaches exceeds One Hundred Thousand Dollars ($100,000) (the "Minimum Threshold"); provided, however, if the Minimum Threshold is reached, then Seller’s liability shall revert back and cover the first dollar of such liabilities and losses and shall not be limited to only the excess of such liabilities and losses above the Minimum Threshold. In addition, in no event will Seller's liability for all such breaches exceed, in the aggregate, the sum of Two Million Dollars ($2,000,000). Seller shall have no liability with respect to any of Seller's representations or warranties herein if, prior to the Closing, Purchaser obtains actual knowledge (from whatever source, including, without limitation, as a result of Purchaser's due diligence tests, investigations and inspections of the Property, the Tenant’s estoppel certificate, or written disclosure by Seller or Seller's agents and employees) that any of Seller's representations or warranties herein are inaccurate, and Purchaser nevertheless consummates the transaction contemplated by this Agreement. Except as set forth in the final sentence of this Section 8.3, Purchaser shall conclusively be deemed to have actual knowledge that a representation or warranty was inaccurate if (i) Purchaser or any of its directors, officers, employees, agents, consultants or representatives had actual knowledge that the representation or warranty was inaccurate, incomplete or misleading, or had actual knowledge of any information or fact which would render the representation or warranty inaccurate, incomplete or misleading, or (ii) this Agreement, any Exhibit or any Documents made available through the Data Room in accordance with Section 5.2, or any studies, tests, analysis, investigations or reports prepared by or for Purchaser, its employees, agents, attorneys, accountants, investors or other representatives contains information which is inconsistent with a representation or warranty. The Closing Surviving Obligations and the Termination Surviving Obligations will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing but will be merged into the Deed and other Closing documents delivered at the Closing. Notwithstanding anything to the contrary contained in this Section 8.3, as to the content of Documents made available to Purchaser through the Data Room, Purchaser shall not be deemed to have actual knowledge thereof nor that a representation or warranty of Seller made herein is inaccurate to the extent that such content is contradictory to a representation or warranty of Seller set forth in this Agreement and Seller had Knowledge of such inaccuracy.
ARTICLE IX
CONDITIONS PRECEDENT TO CLOSING
Section 9.1    Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:
(a)    Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.3.
(b)    Seller shall have delivered (i) the Estoppel Certificate or Purchaser’s Estoppel and (ii) the Association Estoppel to Purchaser. In the event that this condition precedent to Closing is not satisfied on or before the Scheduled Closing Date, then Seller shall have the right to postpone the Closing for up to fourteen (14) days to enable Seller to attempt to satisfy this condition precedent.
(c)    Seller and Tenant shall have executed and delivered the Second Amendment, and Seller shall have delivered, in accordance with the requirements of the Second Amendment, the original unrecorded Memorandum of Lease Termination, dated as of October 20, 2011 by and between Seller and Tenant and pertaining the Lease.
(d)    Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.
Section 9.2    Conditions Precedent to Obligation to Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing (or as otherwise provided) of all of the following conditions, any or all of which may be waived by Seller in it sole discretion:
(a)    Seller shall have received the Purchase Price as adjusted pursuant to, and payable in the manner provided for, in this Agreement.

(b)    Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.2.
(c)    Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.
ARTICLE X
CLOSING
Section 10.1    Closing. The consummation of the transaction contemplated by this Agreement by delivery of documents and payments of money shall take place at 12:00 noon Pacific Time on the Scheduled Closing Date at the offices of Escrow Agent. Seller and Purchaser each hereby agrees to reasonably cooperate to conduct the closing by overnight courier through an escrow arrangement with Escrow Agent. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended. The acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of each and every agreement and obligation on the part of Seller to be performed hereunder unless otherwise specifically provided herein or in the Closing Documents.
Section 10.2    Purchaser’s Closing Obligations. On the Closing Date, Purchaser, at its sole cost and expense, will deliver the following items to Seller (through Escrow Agent) at Closing as provided herein:
(a)    The Purchase Price, after all adjustments are made as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;
(b)    Two counterpart originals of the Assignment, duly executed by Purchaser;
(c)    Evidence reasonably satisfactory to Escrow Agent that the person executing the Assignment on behalf of Purchaser has full right, power and authority to do so;
(d)    A counterpart of the Closing Statement, duly executed by Purchaser (a copy of which will be binding on Purchaser if delivered electronically to Seller and Escrow Agent at Closing);
(e)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.
Section 10.3    Seller's Closing Obligations. At the Closing, Seller will deliver to Purchaser (through Escrow Agent) the following documents:
(a)    A bargain and sale deed with covenants against the grantor’s acts (the "Deed"), duly executed and acknowledged by Seller, conveying to Purchaser the Real Property and the Improvements subject only to the Permitted Exceptions and Cross-Easement Amendment;
(b)    Two counterpart originals of an assignment and assumption of Seller’s interest in the Lease, the Leasing Commission Agreement, the Licenses and Permits and any assignable Warranties, in the form attached hereto as Exhibit A (the "Assignment"), duly executed by Seller.
(c)    Evidence reasonably satisfactory to Escrow Agent that the person executing the documents delivered by Seller pursuant to this Section 10.3 on behalf of Seller has full right, power, and authority to do so;
(d)    A certificate in the form attached hereto as Exhibit B ("Certificate as to Foreign Status") certifying that Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;
(e)    To the extent that originals are in Seller’s possession or control, a counterpart original of the Lease, the Second Amendment, and the Leasing Commission Agreement, and original Licenses and Permits and Warranties, or, to the extent that originals of any of the foregoing items are not in Seller’s possession or control, a certified true copy of the Lease and the Leasing Commission Agreement, and copies of the Licenses and Permits and Warranties;
(f)    A counterpart of the Closing Statement, duly executed by Seller (a copy of which will be binding if delivered electronically to Purchaser and Escrow Agent at Closing);
(g)    A letter from Seller to Tenant requesting that future rent under the Lease be paid to Purchaser;
(h)    An executed affidavit of title in the form of Exhibit E;
(i)    The (i) Estoppel Certificate or Purchaser’s Estoppel and (ii) the Association Estoppel;
(j)    To the extent in Seller's possession, all keys, codes and other security devices for the Property;

(k)    To the extent in Seller's possession, copies of any and all operations manuals relating to equipment serving the Property; and
(l)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.
Section 10.4    Prorations.
(a)    Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day preceding the Closing Date (the "Proration Time"), the following (collectively, the "Proration Items"):
(i)    Rents, in accordance with Section 10.4(b) below.
(ii)    In the event that there shall be any expenses attributable to the operation, maintenance or ownership of the Property that are not paid directly by the Tenant under the Lease ("Other Proration Items"), then Seller will be responsible for the amounts thereof relating to the period up to and including the Closing Date, and Purchaser will be responsible for the amounts thereof relating to the period after the Closing Date. Accordingly, to the extent that Seller prepaid for any Other Proration Items that are attributable to the period after the Closing Date, Seller will receive a credit therefor at Closing. Conversely, at Closing, to the extent that Seller has not yet paid for any Other Proration Items that are attributable to the period on or prior to the Closing Date, then Purchaser shall receive a credit for such Other Proration Items and shall pay such expenses when due, or, if past-due at Closing, within seven (7) days after Closing.
Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Proration Time. The estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser prior to the Closing Date (the "Closing Statement"). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller. The prorations shall be paid at Closing by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller's insurance policies will not be assigned to Purchaser. The provisions of this Section 10.4(a) will survive the Closing for twelve (12) months.
(b)    Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Proration Time) of all Rental (as defined below in this paragraph) previously paid to or collected by Seller and attributable to any period following the Proration Time. After the Closing, Seller will cause to be paid or turned over to Purchaser all Rental, if any, received by Seller after Closing and attributable to any period following the Proration Time. "Rental" as used herein includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include building operation and maintenance costs and expenses and real estate taxes as provided for under the Lease, to the extent the same exceeds any expense stop specified in the Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property or office park association dues, and other sums and charges payable by the Tenant under the Lease. Rental is "Delinquent" when it was due prior to the Closing Date, and payment thereof has not been made on or before the Proration Time. Delinquent Rental will not be prorated. Purchaser agrees to use good faith collection procedures with respect to the collection of any Delinquent Rental, but Purchaser will have no liability for the failure to collect any such amounts and will not be required to pursue legal action to enforce collection of any such amounts owed to Seller by the Tenant. Seller reserves the right to pursue a collection action against the Tenant for Delinquent Rental; provided, however, in no event may Seller seek to terminate the Lease or Tenant’s occupancy thereunder or threaten to do so. All sums collected by Purchaser from and after Closing from the Tenant will be applied first to amounts due from the Tenant for the month of Closing, then to current amounts due subsequent to Closing, then to amounts owed by the Tenant to Seller. Purchaser and Seller shall promptly remit to the other any sums received by either party that are due to the other pursuant to this Section 10.4(b).
Section 10.5    Costs of Title Company and Closing Costs. Costs incurred in connection with this transaction will be allocated as follows:
(a)    Seller shall pay (i) Seller’s attorney’s fees; (ii) one-half (1/2) of any escrow fees payable to the Escrow Agent; (iii) the cost to prepare and record discharges of any encumbrances that Seller is removing pursuant to the terms of this Agreement; (iv) one-half of any costs incurred in connection with the transfer of the Warranties; and (v) all realty transfer fees and taxes other than the "Mansion Tax" described in Section 10.5(b)(vii) below, which shall be paid by Purchaser.
(b)    Purchaser shall pay (i) Purchaser’s attorney's fees; (ii) the cost of recording the Deed to the Real Property and any other documents, other than the cost to record discharges of any encumbrances that Seller is removing pursuant to the terms of this Agreement; (iii) the cost of all title searches and title insurance premiums; (iv) one-half (1/2) of any escrow fees payable to the Escrow Agent; (v) the cost of any updated survey that Purchaser elects to obtain; (vi) one-half of any costs incurred in connection with the transfer of the Warranties; and (vii) the realty transfer tax payable by purchasers of property and known in New Jersey as the "Mansion Tax".
(c)    Any other costs and expenses of Closing not provided for in this Section 10.5 shall be allocated between Purchaser and Seller in accordance with the custom in the area in which the Property is located.
Section 10.6    Like-Kind Exchange. Purchaser hereby acknowledges that Seller may now or hereafter desire to enter into a partially or completely nontaxable exchange (a "Section 1031 Exchange") involving the Property (and/or any one or more of the properties comprising the Property) under Section 1031 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. In connection therewith, and notwithstanding anything herein to the contrary, Purchaser shall cooperate with Seller and shall take, and consent to Seller taking, any action in furtherance of effectuating a Section 1031 Exchange (including, without limitation, any action undertaken pursuant to Revenue Procedure 2000-37, 2000-40 IRB, as may hereafter be amended or revised (the "Revenue Procedure")), including, without limitation, (a) permitting Seller or an "exchange accommodation titleholder" (within the meaning of the Revenue Procedure) ("EAT") to assign, or cause the assignment of, this Agreement and all of Seller’s rights hereunder with respect to any or all of the Property to a "qualified intermediary" (as defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)) (a "QI"); (b) permitting Seller to assign this Agreement and all of Seller’s rights and obligations hereunder with respect to any or all of the Property and/or to convey, transfer or sell any or all of the Property, to (i) an EAT; (ii) any one or more limited liability companies ("LLCs") that are wholly-owned by an EAT; or (iii) any one or more LLCs that are wholly-owned by Seller and/or any Affiliate of Seller and to thereafter permit Seller to assign its interest in such one or more LLCs to an EAT; and (c) pursuant to the terms of this Agreement, having any or all of the Property conveyed by an EAT or any one or more of the LLCs referred to in (b)(ii) or (b)(iii) above, and allowing for the consideration therefor to be paid by an EAT, any such LLC or a QI; provided, however, that Purchaser shall not be required to delay the Closing or incur additional expense; and provided further that Seller shall provide whatever safeguards are reasonably requested by Purchaser, and not inconsistent with Seller’s desire to effectuate a Section 1031 Exchange involving any of the Property, to ensure that all of Seller’s obligations under this Agreement shall be satisfied in accordance with the terms thereof.
ARTICLE XI
CONDEMNATION AND CASUALTY
Section 11.1    Casualty. If, prior to the Closing Date, all or a Significant Portion of the Real Property and Improvements is destroyed or damaged by fire or other casualty, then Purchaser shall have the right to terminate this Agreement upon notice to Seller within fifteen (15) days after such damage or destruction (time being of the essence with respect to such notice). If this Agreement is so terminated, the Earnest Money Deposit and all interest accrued thereon will be returned to Purchaser and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If less than a Significant Portion of the Real Property and Improvements is destroyed or damaged as aforesaid or a Significant Portion of the Real Property and Improvements is destroyed or damaged and Purchaser does not elect to terminate this Agreement, the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, and Seller’s insurance proceeds shall be disbursed and applied for the benefit of Purchaser in accordance with the terms and conditions of the Lease, which obligation shall survive Closing; provided, however, that, at Closing, Purchaser shall receive a credit against the Purchase Price in the amount of any deductible under Seller’s insurance policy.
Section 11.2    Condemnation of Property. In the event that a condemnation or eminent domain proceeding is commenced against the Property or any part thereof, and it results in the Lease being terminated pursuant to the terms thereof, then this Agreement shall automatically terminate. If this Agreement is so terminated, the Earnest Money Deposit and all interest accrued thereon will be returned to Purchaser and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If the Lease is not so terminated, the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that the Seller shall assign and/or pay over or credit to Purchaser at Closing all right, title and interest of Seller in and to any net compensation paid or to be paid to the owner of the Property as a result of such condemnation.
ARTICLE XII
CONFIDENTIALITY
Section 12.1    Confidentiality. Seller and Purchaser each expressly acknowledge and agree that the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same will be held in the strictest confidence by each of them and, except as otherwise set forth in Section 5.2(b), will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, directors, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons without the prior written consent of Seller. Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities, such as the Securities and Exchange Commission, required by reason of the transactions provided for herein or otherwise required pursuant to an opinion of counsel. In addition, prior to, at or after Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in a form approved by Purchaser and Seller and their respective counsel, which approval shall not be unreasonably withheld or delayed. The provisions of this Article XII will survive the Closing or any termination of this Agreement.
ARTICLE XIII
REMEDIES
Section 13.1    Default by Seller. In the event the Closing and the transactions contemplated hereby do not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser’s sole and exclusive remedy, elect by notice to Seller within ten (10) Business Days following the Scheduled Closing Date, any of the following: (a) terminate this Agreement, in which event Seller will reimburse Purchaser’s actual, reasonable out-of-pocket transaction costs up to $75,000.00 and Purchaser will receive from the Escrow Agent the Earnest Money Deposit, together with all interest accrued thereon, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations; or (b) seek to enforce specific performance of Seller’s obligation to convey the Property to Purchaser in accordance with the terms and conditions of this Agreement (it being understood and agreed that the remedy of specific performance shall not be available to enforce other obligations of Seller hereunder); or (c) to proceed to Closing in accordance with the terms and conditions of this Agreement. Notwithstanding the forgoing, if Purchaser elects to terminate this Agreement pursuant to clause (a) above, or is deemed to have so terminated this Agreement, on account of Seller voluntarily having transferred title to the Real Property to a third party in willful violation of this Agreement and thereby rendering specific performance unobtainable, then Purchaser shall have the right to seek, in addition to the $75,000.00 of out-of-pocket transaction costs, any actual direct damages (which, for the avoidance of doubt, shall include the amount by which the sales price to such third party exceeds the Purchase Price hereunder, but shall exclude consequential damages) to which Purchaser is entitled at law, provided that the aggregate amount of such transaction costs and damages shall not exceed an amount equal to the Earnest Money Deposit. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder, except as expressly set forth in the preceding sentence. Purchaser shall be deemed to have elected to terminate this Agreement pursuant to clause (a) above if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located on or before sixty (60) days following the Scheduled Closing Date. Notwithstanding the foregoing, nothing contained in this Section 13.1 will limit Purchaser's remedies at law, in equity or as herein provided in pursuing remedies for a breach by Seller of any of the Termination Surviving Obligations or Closing Surviving Obligations.
Section 13.2    Default by Purchaser. In the event the Closing and the consummation of the transactions contemplated herein do not occur as provided herein by reason of any default of Purchaser, Purchaser and Seller agree it would be impractical and extremely difficult to prove the damages which Seller may suffer. Purchaser and Seller hereby agree that (a) an amount equal to the Earnest Money Deposit, together with all interest accrued thereon, is a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Property, and (b) such amount will be the full, agreed and liquidated damages for Purchaser’s default and failure to complete the purchase of the Property, and will be Seller’s sole and exclusive remedy (whether at law or in equity) for any default of Purchaser resulting in the failure of consummation of the Closing, whereupon this Agreement will terminate and Seller and Purchaser will have no further rights or obligations hereunder, except with respect to the Termination Surviving Obligations. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Seller. Notwithstanding the foregoing, nothing contained herein will limit Seller’s remedies at law, in equity, or as herein provided in the event of a breach by Purchaser of any of the Termination Surviving Obligations or Closing Surviving Obligations.
ARTICLE XIV
NOTICES
Section 14.1    Notices.
(a)    All notices or other communications required or permitted hereunder shall be in writing, and shall be given by any nationally recognized overnight delivery service with proof of delivery, or electronic mailing of a ".pdf" copy thereof, provided that a copy thereof also be delivered by nationally recognized overnight delivery service to the extent such notice is given by electronic mail, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

If to Purchaser:	Griffin Capital Corporation Griffin Capital Plaza 1520 E. Grand Avenue El Segundo, CA 90245 Attention: Robert Corry Tel: (310) 469-6100 Email: rcorry@griffincapital.com

With a copy to:	Dickstein Shapiro LLP 1825 Eye Street NW Washington, DC 20006-5403 Attention: Jason R. Eig, Esq. Tel.: (202) 420-5008 E-Mail: EigJ@dicksteinshapiro.com

and to:	Mary Higgins, Esq. General Counsel Griffin Capital 790 Estate Drive, Suite 180 Deerfield, IL 60015 Email: mhiggins@griffincapital.com

With a copy to:
14 Sylvan Realty L.L.C.
c/o Mack-Cali Realty Corporation
343 Thornall Street
Edison, New Jersey 08837-2206
with separate notices to the attention of:
Mr. Mitchell E. Hersh
Tel.: (732) 590-1040
E-Mail: mhersh@mack-cali.com

and
Gary T. Wagner, Esq.
Tel.: (732) 590-1516
E-Mail: gwagner@mack-cali.com

If to Escrow Agent:
Chicago Title Insurance Company
Amy D. Hiraheta, Vice President, Sr. Escrow Officer &
Sr. National Coordinator, National Projects Division
725 South Figueroa St., Suite 200
Los Angeles, CA 90017
(213) 488-4373 Direct
amy.hiraheta@ctt.com

Notwithstanding the obligation to send a copy of notices given by electronic mail by overnight mail, notices given by electronic mail shall be deemed received and effective upon the day of transmission (provided transmission occurs on a Business Day prior to 7:00 p.m. in the time zone of the recipient). Notices given by overnight delivery service as aforesaid shall be deemed received and effective on the first Business Day following such dispatch. Notices may be given by counsel for the parties described above, and such notices shall be deemed given by said party, for all purposes hereunder.
ARTICLE XV
ASSIGNMENT
Section 15.1     Assignment: Binding Effect. Except in accordance with this Section 15.1, Purchaser will not have the right to assign this Agreement. After the expiration of the Evaluation Period, Purchaser shall have the right to assign this Agreement, without Seller's consent or approval, to a single purpose entity that is owned by an operating partnership whose general partner is a Real Estate Investment Trust ("REIT"), provided that the day-to-day operations and affairs of such REIT are controlled and directed by Purchaser as sponsor of the REIT; and provided further that (a) written notice of the proposed assignment (including the name of the assignee) is delivered to Seller not less than five (5) Business Days prior to the Scheduled Closing Date, (b) an originally executed assignment and assumption agreement, in form reasonably satisfactory to Seller, is delivered to Seller and Escrow Agent prior to Closing pursuant to which the assignee assumes all obligations and liabilities of Purchaser under this Agreement, and (c) Purchaser shall remain primarily liable hereunder as a principal (and not a guarantor or surety) for all obligations and liabilities arising or accruing through the completion of the Closing, including, without limitation, the payment of the Purchase

Price to Seller and the performance of the other conditions precedent to Seller’s obligation to consummate the Closing; provided, however, if the Closing occurs and the Purchaser has complied with all of its obligations hereunder through the Closing, the Purchaser (but not its assignee) shall be relieved of all obligations of Purchaser arising under this Agreement before, on and after such Closing. Purchaser shall be permitted to assign this Agreement without Seller's consent or approval to a yet to be formed Delaware limited liability company to be named "Griffin (Parsippany 14) Essential Asset REIT II, LLC, a Delaware limited liability company"; provided that (i) such entity is a single purpose entity that is owned by an operating partnership whose general partner is a REIT, (ii) the day-to-day operations and affairs of such REIT are controlled and directed by Purchaser as sponsor of the REIT, and (iii) Purchaser complies with the other requirements set forth above in clauses (a) through (c) of this Section 15.1.
ARTICLE XVI
BROKERAGE
Section 16.1    Brokers. Seller has retained Holliday Fenoglio Fowler, L.P. ("Broker") in connection with this sale of the Property. If the Closing occurs, Seller agrees to pay Broker a brokerage commission pursuant to a separate agreement by and between Seller and Broker. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, which Purchaser may sustain, incur or be exposed to by reason of a claim for a fee or commission resulting from any other such claim made through or under Seller or Seller’s breach of this obligation. Purchaser represents that it has not dealt with any brokers, finders or salesmen in connection with this transaction other than Broker, and agrees to indemnify, defend and hold Seller harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, which Seller may sustain, incur or be exposed to by reason of a claim for a fee or commission resulting from this representation being untrue or inaccurate in any material respect. The provisions of this Article XVI will survive the Closing or termination of this Agreement.
ARTICLE XVII
ESCROW AGENT
Section 17.1    Escrow.
(a)    Escrow Agent will hold the Earnest Money Deposit in escrow in an interest-bearing account of the type generally used by Escrow Agent for the holding of escrow funds until the earlier of (i) the Closing, or (ii) the termination of this Agreement in accordance with any right hereunder. In the event that prior to the expiration of the Evaluation Period, Purchaser elects to waive its right to allow this Agreement to automatically terminate at the end of the Evaluation Period as set forth in Section 5.3(c), the Earnest Money Deposit shall be non-refundable to Purchaser except in certain limited circumstances expressly set forth elsewhere in this Agreement, but shall be credited against the Purchase Price at the Closing. All interest earned on the Earnest Money Deposit shall be paid to and be for the benefit of Purchaser unless the Earnest Money Deposit is paid to Seller as liquidated damages pursuant to this Agreement. In the event this Agreement is allowed by Purchaser to automatically terminate at the expiration of the Evaluation Period, the Earnest Money Deposit and all interest accrued thereon will be returned by the Escrow Agent to Purchaser, without Seller having any right to dispute such return. In the event the Closing occurs, the Earnest Money Deposit will be released to Seller, and Purchaser shall receive all of the interest earned on the Earnest Money Deposit. In all other instances, Escrow Agent shall not release the Earnest Money Deposit to either party until Escrow Agent has been requested by Seller or Purchaser to release the Earnest Money Deposit and has given the other party five (5) Business Days to dispute, or consent to, the release of the Earnest Money Deposit. Purchaser represents that its tax identification number, for purposes of reporting the interest earnings, is 95-4599958.
(b)    Escrow Agent shall not be liable to any party for any act or omission, except for bad faith, gross negligence or willful breach or misconduct, and the parties agree to indemnify Escrow Agent and hold Escrow Agent harmless from any and all other claims, damages, losses or expenses arising in connection herewith. The parties acknowledge that Escrow Agent is acting solely as stakeholder for their mutual convenience. In the event Escrow Agent receives written notice of a dispute between the parties with respect to the Earnest Money Deposit and the interest earned thereon (the "Escrowed Funds"), Escrow Agent shall not be bound to release and deliver the Escrowed Funds to either party but may either (i) continue to hold the Escrowed Funds until otherwise directed in a writing signed by all parties hereto or (ii) deposit the Escrowed Funds with the clerk of any court of competent jurisdiction. Upon such deposit, Escrow Agent will be released from all duties and responsibilities hereunder. Escrow Agent shall have the right to consult with separate counsel of its own choosing (if it deems such consultation advisable) and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.
(c)    Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it with respect to the Escrowed Funds, the Property or the subject matter of this Agreement unless requested to do so by Purchaser or Seller and is indemnified to its satisfaction against the cost and expense of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it or the collectability of any check delivered in connection with this Agreement. Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper parties.

ARTICLE XVIII
MISCELLANEOUS
Section 18.1    Waivers. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.
Section 18.2    Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover certain fees from the other party including all reasonable attorneys’ fees and costs resulting therefrom. For purposes of this Agreement, the term "attorneys’ fees" or "attorneys’ fees and costs" shall mean the reasonable and actual fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 18.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.
Section 18.3    Construction. Headings at the beginning of each Article and Section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.
Section 18.4    Counterparts; Delivery. This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original (or electronic) signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original. All such fully executed counterparts will collectively constitute a single agreement. This Agreement shall also be binding on Purchaser and Seller if signed and delivered electronically by each party.
Section 18.5    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 18.6    Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.
Section 18.7    Governing Law. THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED.
Section 18.8    No Recording. The parties hereto agree that neither this Agreement nor any affidavit or memorandum concerning it will be recorded and any recording of this Agreement or any such affidavit or memorandum by Purchaser will be deemed a default by Purchaser hereunder.
Section 18.9    Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.
Section 18.10    Exhibits. The following sets forth a list of Exhibits to the Agreement:
Exhibit A -    Assignment
Exhibit B -    Certificate as to Foreign Status.
Exhibit C -    Legal Description
Exhibit D -    Bulk Sales Escrow Agreement

Exhibit E -    Affidavit of Title
Exhibit F -    Cross-Easement Amendment
Exhibit G -     Purchaser's Estoppel
Exhibit H -     Form of SNDA
Exhibit I -     Second Amendment to Lease
Exhibit J -    Guarantor Estoppel

Section 18.11    No Partnership. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.
Section 18.12    Limitations on Benefits. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser, Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser, Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.
Section 18.13    Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive the Closing or are contained in the Closing Documents.
Section 18.14    Bulk Sales. Subject to the terms hereof, Purchaser shall deliver a Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600), together with a fully executed copy of this Agreement (the "Tax Notification") to Seller and to the New Jersey Division of Taxation (the "Division"), each by registered or certified mail or overnight delivery so that such Tax Notification is received by Seller and the Division not less than twenty (20) days prior to the Scheduled Closing Date (it being understood that the Closing shall not be delayed in connection with Purchaser’s failure to deliver the Tax Notification). Seller shall have the right, but not the obligation, to prepare and deliver to the Division the Asset Transfer Tax Declaration (the "TTD") in the form prescribed by the Division. Promptly after written request by Purchaser, Seller shall provide all information reasonably requested by Purchaser and not otherwise available to Purchaser to enable Purchaser to complete the Tax Notification. If, at any time prior to Closing, the Division informs Purchaser in writing that a possible claim (the "Claim") for taxes imposed or to be imposed on Seller ("Taxes") exists and the amount thereof (the "Deficiency"), then Purchaser shall promptly notify Seller of the amount of the Deficiency and provide Seller with copies of any notices received from the Division in connection therewith. Notwithstanding anything to the contrary contained herein, Seller shall have the right to negotiate with the Division regarding the Claim and the Deficiency; provided, however, that Closing shall not be delayed as a result thereof. If prior to Closing, the Division notifies Purchaser of a Claim and Deficiency, then at Closing Purchaser shall withhold a portion of the Purchase Price equal to the amount of the Deficiency (as the same may be modified pursuant to any revised Claim delivered to Seller or Purchaser by the Division), which amount so withheld shall be placed in an escrow account (the "Tax Escrow"), which Tax Escrow shall be held pursuant to an escrow agreement in the form annexed hereto as Exhibit D. The escrow agent shall be the Escrow Agent ("Tax Escrow Agent"). If, after Closing, the Division or Seller requests that Purchaser pay all or any portion of the Deficiency on behalf of Seller, then Purchaser shall direct Tax Escrow Agent to, and Tax Escrow Agent shall (subject to the terms of the escrow agreement), release to the Division such amount from the Tax Escrow. If the Division notifies Purchaser or Seller (a copy of such notice received by Seller only shall be delivered by Seller to Purchaser and Tax Escrow Agent prior to the release of funds from the Tax Escrow pursuant to this sentence) that the Deficiency has been fully paid or that Purchaser has no further liability for the Deficiency, then Purchaser shall direct the Tax Escrow Agent to, and Tax Escrow Agent shall, promptly release such difference to Seller (subject to the terms of the escrow agreement).
Section 18.15    3-14 Audit. Seller shall provide to Purchaser, at Purchaser's expense, copies of, or shall provide Purchaser access to, such operating statements with respect to the Property as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser (or its affiliates) to prepare a property level review ("Operating Statements"). Such information shall include, if available, an income statement and balance sheet data for the Property for a period beginning January 1 of the year prior to closing the acquisition through Closing, if available. Without limiting the generality of the foregoing, (i) Purchaser or its designated independent accountant (Ernst and Young or any successor accounting firm) may review Seller's Operating Statements of the Property, at Purchaser's expense, and Seller shall provide such documentation, if in Seller’s possession, as Purchaser or its accountant may reasonably request in order to perform such review (provided that in each instance where Purchaser may need to access any consolidated records of Seller, Seller shall not be required to provide any consolidated records other than in redacted form sufficient for the accountant to verify information contained in the financial statements of the Property); provided, however, that the foregoing obligations of Seller shall be limited to providing such information and documentation as may be in the possession of, or reasonably obtainable by, Seller, at no cost to Seller, and in the format that Seller has maintained such records (and further subject to tenant confidentiality requirements and the limitations regarding verifications in consolidated records described above), and further, in no event shall Seller be required to deliver to Purchaser, or allow Purchaser access to, any information that Seller deems privileged or proprietary. Furthermore, any information or documentation provided by Seller to Purchaser pursuant to this Agreement or otherwise shall be delivered without any representations or warranties, including without limitation any representations or warranties as to accuracy or completeness thereof. Purchaser shall reimburse Seller on demand for all costs and expenses incurred by Seller in performing its obligations under this Section 18.15, and such reimbursement obligation shall survive the termination of this Agreement.
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PURCHASER:
GRIFFIN CAPITAL CORPORATION

By:	/s/ Robert Corry
Name:	Robert Corry
Title:	Vice President - Managing Director, Acquisitions

SELLER:
14 SYLVAN REALTY L.L.C.

By:	Mack-Cali Realty L.P., its Sole Member
	By:	Mack-Cali Realty Corporation, its General Partner
		By:	/s/ Mitchell E. Hersh
President and Chief Executive Officer

JOINDER:

Mack-Cali Realty, L.P., a Delaware limited partnership, is executing this Agreement for the sole purpose of unconditionally guarantying to Purchaser Seller’s liabilities and obligations for any untruth, inaccuracy or breach of Seller’s representations and warranties under Section 8.1 of this Agreement as same may be amended pursuant to the re-certification of same delivered at Closing pursuant to Section 10.3(i), but subject to the limitations contained in Section 8.3.

MACK-CALI REALTY, L.P.

By:	Mack-Cali Realty Corporation, its general partner
	By:	/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and Chief Executive Officer